Exhibit 99(a)(5)

29 January 2016

UPDATE ON ENHANCED CAPITAL NOTES

Further to the announcement dated 10 December 2015 released by Lloyds Banking Group plc (the Group) in respect of the Enhanced Capital Notes (ECNs) issued by LBG Capital No. 1 plc and LBG Capital No. 2 plc (the Issuers), the Group is today providing a market update with respect to its next steps in relation to these securities.

The Group has received permission from the Prudential Regulatory Authority (PRA), under Article 78 of the Capital Requirements Regulation (Regulation 575/2013/EU), for the redemption of all series of ECNs outstanding.

The Issuers have today released call notices in respect of the series of ECNs listed below in Appendix 1 (being those series whose holders had the opportunity to participate in full in the offers conducted in 2014 and, as such, have become prioritised for redemption) exercising their right to redeem those ECNs (Regulatory Call Right) following a ‘Capital Disqualification Event’ (CDE). The redemption of these securities will occur on 9 February 2016.

For the remaining series of ECNs, which are listed below in Appendix 2, the Group is launching concurrent Sterling, Euro and U.S. Dollar voluntary cash tender offers (Tender Offers). These Tender Offers allow holders of these ECNs to exit their holdings at a price above par or (in relation to certain series which are redeemable at a make-whole price) at a price expected to be above that make-whole price. The Issuers will then redeem all ECNs which remain outstanding following completion of the respective Tender Offers using the Regulatory Call Right.

Today’s announcement follows a unanimous decision by the Court of Appeal on 10 December 2015 that a CDE, as defined in the conditions of the ECNs, has occurred. The Court of Appeal’s decision follows the Group’s announcement of a CDE on 16 December 2014, following publication of the results of the PRA’s 2014 regulatory stress test.

The Group is aware that the ECN Trustee has sought leave to the Supreme Court to appeal the Court of Appeal’s decision. If the Supreme Court were to agree to hear such appeal and if it were subsequently to determine that a CDE had not occurred, the Group would compensate fairly the holders of the ECNs whose securities are redeemed using the Regulatory Call Right for losses suffered as a result of early redemption.

In arriving at today’s announcements, the Group has sought to balance the interests of all stakeholders, and has taken into consideration the time elapsed since the 2014 PRA stress test results, during which period the Group has continued to pay interest on the ECNs.

As disclosed in the announcement of 3 June 2015, the refinancing of these high coupon securities is expected to provide a cash benefit to the group of c£200 million per annum (now expected over the next 4.5 years). These actions will also generate a day 1 accounting loss, largely from the acceleration of the write off of the associated derivative asset which would otherwise have amortised over the remaining life of the ECNs.

Appendix 1: ECNs to be redeemed using the Regulatory Call Right

ISIN	Issuer	Issue Date	Maturity	Coupon	Currency	Principal Amount Outstanding (m)
XS0459088281	LBG Capital No.1	01/12/09	23/05/20	6.4390%	EUR	47.38
XS0459088877	LBG Capital No.1	01/12/09	19/03/20	11.0400%	GBP	58.25
XS0459086749	LBG Capital No.1	01/12/09	17/12/19	7.8673%	GBP	17.17
XS0459088109	LBG Capital No.2	01/12/09	07/02/20	9.3340%	GBP	20.56
XS0459091582	LBG Capital No.2	01/12/09	09/12/19	7.6250%	GBP	39.95
XS0459091665	LBG Capital No.2	01/12/09	15/12/19	9.0000%	GBP	15.06
XS0459091749	LBG Capital No.1	01/12/09	15/12/19	8.1250%	GBP	3.67
XS0459086582	LBG Capital No.1	01/12/09	12/05/20	7.5884%	GBP	60.51
XS0459093364	LBG Capital No.1	01/12/09	25/08/20	7.8690%	GBP	26.03
XS0459090188	LBG Capital No.2	01/12/09	15/07/20	9.1250%	GBP	46.36
XS0459091079	LBG Capital No.2	01/12/09	10/08/20	12.7500%	GBP	13.16
XS0459090691	LBG Capital No.2	01/12/09	04/11/20	11.1250%	GBP	4.07
XS0459086822	LBG Capital No.1	01/12/09	15/09/24	7.9750%	GBP	27.33
XS0459092390	LBG Capital No.2	01/12/09	14/09/23	11.2500%	GBP	18.75
XS0459091822	LBG Capital No.2	01/12/09	30/01/22	14.5000%	GBP	15.00
XS0459092473	LBG Capital No.2	01/12/09	29/09/23	10.5000%	GBP	8.68
XS0459093281	LBG Capital No.2	01/12/09	10/12/24	16.1250%	GBP	14.30
XS0459092127	LBG Capital No.2	01/12/09	10/02/23	9.8750%	GBP	5.11
XS0459092556	LBG Capital No.2	01/12/09	01/09/24	11.8750%	GBP	15.92
XS0459092804	LBG Capital No.2	01/12/09	15/07/29	9.0000%	GBP	0.62
XS0459092986	LBG Capital No.2	01/12/09	07/06/32	8.5000%	GBP	3.48
XS0459093521 / XS0459093794	LBG Capital No.1	10/12/09	01/11/20	7.8750%	USD	69.39
XS0496068429	LBG Capital No.2	19/03/10	19/03/20	7.8750%	USD	328.95

Appendix 2: ECNs to be included in the tender offers

ISIN	Issuer	Issue Date	Maturity	Coupon	Currency	Principal Amount Outstanding (m)
XS0459088794	LBG Capital No.2	01/12/09	12/05/20	6.3850%	EUR	614.11
XS0459091236	LBG Capital No.1	01/12/09	14/10/20	7.6250%	EUR	226.17
XS0459087986	LBG Capital No.2	01/12/09	07/02/20	8.8750%	EUR	125.33
XS0459090774	LBG Capital No.1	01/12/09	12/03/20	7.3750%	EUR	94.74
XS0459090931	LBG Capital No.1	01/12/09	12/03/20	3m€ + 310bps	EUR	53.04
XS0459089412	LBG Capital No.2	01/12/09	21/12/19	15.0000%	EUR	486.53
XS0459089255	LBG Capital No.2	01/12/09	21/12/19	15.0000%	GBP	703.47
XS0459089685	LBG Capital No.2	01/12/09	22/01/29	15.0000%	GBP	67.85
XS0473106283 / XS0471767276	LBG Capital No.1	15/12/09	Perpetual	8.0000%	USD	656.81
XS0473103348 / XS0471770817	LBG Capital No.1	17/12/09	Perpetual	8.5000%	USD	276.66

– END –

For further information:

Investor Relations

Douglas Radcliffe	+44 (0) 20 7356 1571

Group Investor Relations Director

Email: douglas.radcliffe@finance.lloydsbanking.com

Corporate Affairs

Matt Smith	+44 (0) 20 7356 3522

Head of Corporate Media

Email: matt.smith@lloydsbanking.com

DISCLAIMER

This announcement contains important information which should be read carefully before any decision is made with respect to the Tender Offers. If you are in any doubt as to the contents of this announcement or the action you should take, you are recommended to seek your own financial and legal advice, including as to any tax consequences, immediately from your stockbroker, bank manager, solicitor, accountant or other independent financial or legal adviser. Any individual or company whose ECNs are held on its behalf by a broker, dealer, bank, custodian, trust company or other nominee or intermediary must contact such entity if it wishes to participate in the Tender Offers. None of the Issuers, the Group, the dealer managers or the tender agent makes any recommendation as to whether holders should tender ECNs for pursuant to the Tender Offers.

The Tender Offers do not constitute an offer to buy or the solicitation of an offer to sell ECNs in any circumstances in which such offer or solicitation is unlawful. In those jurisdictions where the securities or other laws require the Tender Offers to be made by a licensed broker or dealer and the Dealer Manager or, where the context so requires, any of its affiliates is such a licensed broker or dealer in that jurisdiction, the Tender Offers shall be deemed to be made on behalf of the Issuer by such Dealer Manager or affiliate (as the case may be) in such jurisdiction.

The distribution of this announcement in certain jurisdictions may be restricted by law. Persons into whose possession this announcement comes are required by each of the Issuers, the Group, the dealer managers and the tender agent to inform themselves about, and to observe, any such restrictions.

ADDITIONAL INFORMATION IN RESPECT OF THE DOLLAR TENDER OFFER AND WHERE TO FIND IT

The Group will file with the Securities and Exchange Commission (the ‘SEC’) a tender offer statement on Schedule TO, accompanied by an Offer to Purchase (the ‘Offer to Purchase’) and related documents relating to the Dollar Tender Offer. Holders are advised to read carefully the tender offer statement, the Offer to Purchase and other documents which the Group will file with the SEC, when they become available, as they will contain important information about the Dollar Tender Offer and procedures for participating in the Dollar Tender Offer. Copies of these documents will be available for free by visiting EDGAR on the SEC website at www.sec.gov. In addition, copies of the Schedule TO and the documents filed with it may be obtained free of charge by contacting the Group at 25 Gresham Street, London EC2V 7HN, England.

FORWARD LOOKING STATEMENTS

This announcement contains certain forward-looking statements with respect to the business, strategy and plans of the Group and its current goals and expectations relating to its future financial condition and performance. Statements that are not historical facts, including statements about the Group’s or its directors’ and/or management’s beliefs and expectations, are forward-looking statements. By their nature, forward-looking statements involve risk and uncertainty because they relate to events and depend upon circumstances that will or may occur in the future. Factors that could cause actual business, strategy, plans and/or results to differ materially from the plans, objectives, expectations, estimates and intentions expressed in such forward-looking statements made by the Group or on its behalf include, but are not limited to: general economic and business conditions in the United Kingdom and internationally; market related trends and developments; fluctuations in exchange rates, stock markets and currencies; the ability to access sufficient sources of capital, liquidity and funding when required; changes to the Group’s credit ratings; the ability to derive cost savings; changing customer behaviour including consumer spending, saving and borrowing habits; changes to borrower or counterparty credit quality; instability in the global financial markets, including Eurozone instability, the potential for one or more countries to exit the Eurozone or European Union (EU) (including the United Kingdom as a result of a referendum on its EU membership) and the impact of any sovereign credit rating downgrade or other sovereign financial issues; technological changes and risks to cyber security; pandemic, natural and other disasters, adverse weather and similar contingencies outside the Group’s control; inadequate or failed internal or external processes or systems; acts of war, other acts of hostility, terrorist acts and responses to those acts, geopolitical, pandemic or other such events; changes in laws, regulations, accounting standards or taxation, including as a result of further Scottish devolution; changes to regulatory capital or liquidity requirements and similar contingencies outside the Group’s control; the policies, decisions and actions of governmental or regulatory authorities in the United Kingdom, the EU, the United States or elsewhere including the implementation of key legislation and regulation; the ability to attract and retain senior management and other employees; requirements or limitations imposed on the Group as a result of HM Treasury’s investment in the Group; actions or omissions by the Group’s directors, management or employees including industrial action; changes to the Group’s post-retirement defined benefit scheme obligations; the provision of banking operations services to TSB Banking Group plc; the extent of any future impairment charges or write-downs caused by, but not limited to, depressed asset valuations, market disruptions and illiquid markets; the value and effectiveness of any credit protection purchased by the Group; the inability to hedge certain risks economically; the adequacy of loss reserves; the actions of competitors, including non-bank financial services and lending companies; and exposure to regulatory or competition scrutiny, legal, regulatory or competition proceedings, investigations or complaints. Please refer to the latest Annual Report on Form 20-F filed with the SEC for a discussion of certain factors together with examples of forward-looking statements. The forward-looking statements contained in this announcement are made as of the date of this announcement, and the Group expressly disclaims any obligation or undertaking to release publicly any updates or revisions to any forward-looking statements, except as required by any applicable law or regulation.